Exhibit 99.1

COMPANY CONTACT

Chris King
(240) 744-1150

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 18, 2011

DIAMONDROCK ANNOUNCES AGREEMENT TO ACQUIRE HOTEL IN TIMES SQUARE, NEW YORK CITY

BETHESDA, MD, January 18, 2011 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has entered into a purchase and sale agreement to acquire, upon completion (expected in 2013), a hotel property under development on West 42nd Street in Times Square, New York City (the “Hotel”). Upon completion by the third-party developer, the Hotel is expected to contain approximately 250 to 300 guest rooms. The contractual purchase price will range from approximately $112.5 million to $135 million, depending upon the final number of guest rooms, or approximately $450,000 per guest room. The number of guestrooms could be increased to approximately 400 guest rooms if certain required permits, approvals and consents are obtained, which would result in the contractual purchase price increasing to approximately $178 million, or $445,000 per guest room. The contract is for a fixed-price (which varies only by total guest rooms built and the completion date for the Hotel) and DiamondRock is not assuming any construction risk, including not assuming the risk of construction cost overruns.

The Company currently expects that construction of the Hotel will be complete in approximately 24 to 30 months with an anticipated opening date during 2013. The Company’s acquisition of the Hotel is subject to a variety of conditions, including substantial completion of the Hotel by the third-party developer, construction of the Hotel within the contractual scope as well as the satisfaction of other customary closing conditions.

The Hotel is being developed by an affiliate of Walton Street Capital L.L.C. and Highgate Holdings. Highgate Hotels is expected to operate the hotel upon completion. The Company is preparing to submit a franchise application to one of the global hotel companies to brand the Hotel with a well known upscale select service brand.

“We are very excited to enter into this agreement to purchase our fourth hotel in New York City. This acquisition furthers our strategy of enhancing our full-service portfolio with urban select service hotels in top MSAs. Additionally, we look forward to enhancing our business relationship with Highgate Hotels,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality.

“We believe the Hotel development has an excellent location at the intersection of 42nd Street and Broadway, directly across from the Conde Nast building and less than one block from Bryant Park. We believe the Hotel will be equally attractive to both business and leisure travelers visiting New York City due to its location in Times Square as well as its close proximity to the many businesses located near the Hotel such as, the Bank of America Tower located at One Bryant Park and the Verizon Building at 1095 Avenue of the Americas,” stated John L. Williams, President and Chief Operating Officer of DiamondRock.

Upon entering into the purchase and sale agreement, the Company committed to make a $20 million deposit. Upon the completion of certain construction milestones, the Company will be required to make an additional deposit of $5 million. If certain permits, approvals and consents necessary for the Hotel to contain more than 250 guest rooms are obtained, the Company will be required to make an additional deposit equal to $45,000 per guest room for each room in excess of 250. The deposits will earn interest and will be refundable to the Company if the Hotel development project is not completed.

About the Company

DiamondRock Hospitality Company is a leading self-advised real estate investment trust (REIT) that is an owner of premium hotel properties throughout the United States. The Company owns 23 hotels with over 10,700 rooms and holds the senior loan on a 443-room hotel. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in New York City, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; our relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete the acquisition of the hotel on a timely basis, or at all; and our ability to achieve the returns that we project from the hotel following our acquisition of the hotel. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.